FORM
OF
PROMISSORY NOTE

$	McLean, Virginia
October 15, 2006
     FOR VALUE RECEIVED, MERCATOR PARTNERS ACQUISITION CORP., a Delaware corporation (the “Maker”), promises to pay to the order of           , a resident of the Commonwealth of Virginia (the “Payee”) or his successor or assigns the principal sum of            Dollars ($          ), together with interest on the unpaid principal balance at the rate and on the terms hereinafter provided in this promissory note (including all modifications, amendments, substitutions, renewals or extensions hereof and allonges hereto, this “Note”).
     Payments due hereunder shall be paid in lawful money of the United States of America (or by wire transfer or by certified check payable in such money) at Payee’s address (as given below) or at such other place as Payee or any other holder of this Note may from time to time have designated by prior written notice to the Maker.
     This Note is being executed and delivered in accordance with the terms of that certain Stock Purchase Agreement, by and among the Maker, Global Internetworking, Inc., Payee, D. Michael Keenan and Raymond E. Wiseman, dated May 23, 2006 (the “Agreement”), and is subject to the provisions thereof.
     This Note is one of a duly authorized series of Notes (the “Notes”) in the aggregate principal amount of Four Million Dollars ($4,000,000). For purposes of this Note, reference to Majority Holders shall mean the holders of more than fifty percent (50%) of the outstanding principal balances due under all of the Notes.
     1. Interest Rate. Interest shall accrue daily on the unpaid principal balance of this Note from and after the date hereof at a rate equal to six percent (6%) per annum, compounded annually. Interest due hereunder shall be computed on the basis of a 360-day year composed of twelve 30-day months. Interest shall be paid for the actual number of days elapsed based on a 360-day year.
     2. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinate, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Maker’s “Senior Indebtedness”. Senior Indebtedness shall mean the principal of and unpaid interest and premium, if any, on (i) indebtedness of the Maker or with respect to which the Maker is a guarantor, whether outstanding on the date hereof or hereafter created, to banks, insurance companies or other lending or thrift institutions regularly engaged in the business of lending money, whether or not secured, (ii) indebtedness of the Maker or with respect to which the Maker is a guarantor, whether outstanding on the date hereof or hereafter created, to equipment leasing companies relating to capital assets used in the day-to-day operations of the Maker, it subsidiaries or affiliates, and (iii) any deferrals, renewals or extensions of any debentures, notes or other indebtedness issued in exchange for such Senior Indebtedness. Payee agrees to execute a standard form subordination agreement to confirm such subordination in which Payee shall agree to forego receiving payments hereunder if a default exists under any outstanding Senior Indebtedness.
     3. Payment. Fifty percent (50%) of the accrued interest on the unpaid principal balance shall be due and payable on December 31, 2006. Fifty percent (50%) of the accrued interest on the unpaid principal balance from the period commencing January 1, 2007 and ending on December 31, 2007 shall be due and payable on December 31, 2007. If not sooner paid, the entire principal balance, all accrued and unpaid interest, if any, and all other sums provided herein shall be due and payable on December 29, 2008. Notwithstanding the terms of this Section 3, all principal and interest will be due and payable no later than five (5) business days following (i) a Change of Control (as defined in Section 1.9 of the Agreement), (ii) the exercise, by the holders thereof, of no less than fifty percent (50%) of (a) the Class W Warrants (as defined in Section 1.2(d) of the Agreement) issued and outstanding as of the date of this Note and (b) the Class Z Warrants (as defined in Section 1.2(e) of the Agreement) issued and outstanding as of the date of this Note, or (iii) the issuance by the Maker of debt or equity securities (in a single transaction or series of substantially related transactions) resulting in a capital raise by the Maker of Twenty Million Dollars ($20,000,000.00) or more.
     4. Prepayment. This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty; provided, however, any such prepayment shall be proportionately applied against all the Notes such that the prepayment against this Note shall bear the same ratio to the prepayments against all Notes as the principal and interest then due under this Note bears to the principal and interest then due under all the Notes. Any prepayment shall be applied against the principal sum then outstanding and if this Note is prepaid in whole, shall include all interest due to the date of such prepayment. No partial prepayment shall affect the obligation of the Maker to make any payment of principal or interest due hereunder on the date hereinabove specified until this Note has been paid in full.
     5. Application of Payments. Payments on this Note shall be applied first to late charges and fees, then to outstanding interest, then to other sums due hereunder, then to principal.
     6. Events of Default. It is expressly agreed that the occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:
          (a) failure of the Maker to make any payment required by the terms hereof when the same shall become due and payable and such default shall have continued for a period of ten (10) days after Maker has received written notice from Payee that such default has occurred;
          (b) any other default, which is not waived, under any other debt instrument or security or financing agreement to which Maker is a party;

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          (c) failure by the Maker to perform any term, covenant or agreement contained herein; or
          (d) if the Maker, any of its affiliates or subsidiaries, shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Maker, or such affiliate of subsidiary, or shall commence any case or other proceeding relating to the Maker, or such affiliate of subsidiary, under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Maker, or such affiliate of subsidiary, and such petition or application shall not have been dismissed within sixty (60) days following the filing thereof.
     7. Expenses of Collection, etc. The Maker agrees to pay all expenses, including court costs and actual and reasonable attorneys’ fees, incurred in collecting this Note, in preserving or disposing of any collateral given as security for the payment of this Note or in defending or prosecuting any action relating to this Note.
     8. Acceleration Upon Default; Default Rate. If an Event of Default has occurred and is continuing under any instrument by which this Note is, or may hereafter be, secured, the entire principal balance, interest then accrued, and all other sums due hereunder, whether or not otherwise then due, shall, at the option of the Majority Holders, become immediately due and payable without demand or notice. Upon any Event of Default hereunder, and during the continuation thereof, the interest rate hereunder will increase to nine percent (9%) per annum.
     9. Notices. Any notices required or permitted hereunder may be given by certified or registered mail, postage prepaid, return receipt requested or upon delivery if delivered by hand, by messenger or by a nationally recognized, overnight commercial express service if sent to the parties’ respective addresses as indicated below, or to such other address as may be prescribed by written notice given pursuant to this Paragraph. Notices shall be deemed given hereunder upon personal delivery or three (3) business days after the date mailed:

if to Maker:	Mercator Partners Acquisition Corp.
8484 Westpark Drive
Suite 720
McLean, VA 22102
Attn: President and General Counsel

if to Payee:

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     10. Severability. If any provision of this Note shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Note and that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Note in any other jurisdiction shall not be affected.
     11. Applicable Law; Consent to Venue and Jurisdiction. This Note shall be governed by the laws of the Commonwealth of Virginia, without giving effect to its choice of law rules. Maker and Payee consent to the jurisdiction and venue of the courts of the Commonwealth of Virginia in any action or judicial proceeding brought to enforce, construe or interpret this Note.
     12. Successors and Assigns. The terms and conditions of this Note shall be binding upon Maker and its successors and permitted assigns, and shall inure to the benefit of the Payee and its successors and assigns, and any subsequent holder of this Note.
     13. Amendments; Waiver. Any provision of this Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Note, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by Payee in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     14. Assignment. Except as otherwise provided herein, any attempt by Maker to assign its rights or delegate its duties under this Note without the prior written consent of Payee will be void.
     15. Captions; Certain Terms. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
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     IN WITNESS WHEREOF, the Maker has executed this Note as of the date first above written.

MERCATOR PARTNERS ACQUISITION CORP.
By:
Rhodric C. Hackman, President

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SCHEDULE OF MATERIAL DIFFERENCES TO EXHIBIT 10.4

Payee	Principal Sum
D. Michael Keenan	$1,800,000

Todd Vecchio	$1,800,000